EXHIBIT 99.3


Confidential information omitted where indicated by "*" has been filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.



                               MARKETING AGREEMENT



                                 by and between



                           Charles Schwab & Co., Inc.



                                       and



                                   E-Loan Inc.



                              made and entered into



                              as of April 25, 2000

                                TABLE OF CONTENTS

                                                                            PAGE



RECITALS            ..........................................................1

I        MARKETING OF E-LOAN SERVICES.........................................2
         1.1        Schwab Mortgage Website...................................2
         1.2        Access to the Schwab Mortgage Website.....................2
         1.3        Customer Service and Loan Service Support.................2
         1.4        Restrictions..............................................3
         1.5        Additional Promotions ....................................3
         1.6        Integrations and Future Integrations .....................3

II       OPERATION OF THE SCHWAB MORTGAGE WEBSITE.............................4
         2.1        Operation and Maintenance of the Schwab Mortgage Website..4
         2.2        Content on the Schwab Mortgage Website....................5
         2.3        Advertising and Links.....................................6
         2.4        Customer Service Standards................................6
         2.5        Responsibilities of E-Loan to Customers ..................6

III      E-LOAN SERVICES......................................................6
         3.1        Standard of Care..........................................6
         3.2        Compliance with Law.......................................7
         3.3        Customer Service..........................................7
         3.4        Review Rights.............................................7
         3.5        Reports to Schwab.........................................8
         3.6        Inspection Rights.........................................8
         3.7        Schwab Employee Discounts ................................8

IV       SCHWAB'S RESPONSIBILITIES............................................9
         4.1        Standard of Care..........................................9
         4.2        False, Inaccurate and Misleading Statements...............9
         4.3        Document Review Rights....................................9

V        OWNERSHIP AND EXCLUSIVITY............................................9
         5.1        Ownership of Schwab Materials.............................9
         5.2        Ownership of E-Loan Materials.............................9
         5.3        Right to Own Customer Information........................10
         5.4        Treatment of Customer Information........................10


                                       i


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                                TABLE OF CONTENTS

                                                                            PAGE



         5.5        Exclusive Relationship...................................10
         5.6        Independent Development .................................11

VI       LICENSE TO USE MARKS................................................11
         6.1        License to Use "Schwab Mark".............................11
         6.2        License to "E-Loan Marks"................................12
         6.3        Ownership and Use of Marks...............................12

VII      INDEMNIFICATION.....................................................13
         7.1        Indemnification of Schwab................................13
         7.2        Notifications and Other Indemnification Procedures.......14
         7.3        Settlements..............................................??

viii     COMPENSATION TO SCHWAB..............................................16
         8.1        Marketing Fee............................................16
         8.2        Warrant..................................................16

ix       REPRESENTATIONS, WARRANTIES AND COVENANTS...........................17
         9.1        Reciprocal Warranties....................................17
         9.2        Representations, Warrants and Covenants of E-Loan........17
         9.3        E-Loan's Year 2000 Representation........................18
         9.4        Schwab's Year 2000 Representation........................18

X        CONFIDENTIALITY AND NON-SOLICITATION................................18
         10.1       Definition of Confidential Information...................18
         10.2       Exclusions...............................................19
         10.3       Treatment of Confidential Information....................19
         10.4       Compelled Disclosures....................................20
         10.5       Return of Confidential Information.......................20
         10.6       Solicitation of Schwab Customers.........................21
         10.7       Non-Exclusive Equitable Remedy...........................21

XI       TERMINATION.........................................................22
         11.1       Term.....................................................22
         11.2       Termination on Breach of Law.............................22
         11.3       Termination on Breach of Agreement.......................22
         11.4       Termination Based on Effectiveness of Marketing..........23
         11.5       Effects of Termination...................................24


                                       ii


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                                TABLE OF CONTENTS

                                                                            PAGE



         11.6       Transition Matters.......................................24

XII      MISCELLANEOUS PROVISIONS............................................25
         12.1       Board Seat...............................................25
         12.2       Disclosure of Relationship...............................25
         12.3       Confidentiality of Terms and Results.....................25
         12.4       Insurance................................................25
         12.5       Notices..................................................26
         12.6       Application of Law; Venue................................26
         12.7       Headings, Articles and Sections..........................26
         12.8       Independent Parties......................................27
         12.9       Amendments...............................................27
         12.10      Number and Gender........................................27
         12.11      Counterparts.............................................27
         12.12      Attorneys' Fees..........................................27
         12.13      Arbitration..............................................27
         12.14      Cooperation..............................................28
         12.15      Severability.............................................28
         12.16      Entire Agreement.........................................28
         12.17      Authorship...............................................28
         12.18      Force Majeure............................................28
         12.19      Assignment...............................................29

                               MARKETING AGREEMENT


                  This Marketing Agreement ("AGREEMENT") is made and entered into as of April 25, 2000 ("EFFECTIVE DATE"), by and between Charles Schwab & Co., Inc., a California corporation located at 101 Montgomery Street, San Francisco, CA 94104 ("SCHWAB") and E-Loan Inc., a Delaware corporation located at 5875 Arnold Road, Suite 100, Dublin, CA 94568 ("E-LOAN").

                                    RECITALS

                  A. Schwab, a securities broker known nationally for its integrity, innovation and customer service, maintains two separate websites through the Internet and the World Wide Web relating to financial services: (1) a Schwab "client only" private website accessible only by Schwab clients (the "PRIVATE WEBSITE"); and (2) a generally accessible public website (the "PUBLIC WEBSITE") (the Private Website and the Public Website are collectively called "SCHWAB WEBSITES");

                  B. E-Loan, an on-line lender and loan broker which maintains a website (the "E-LOAN WEBSITE") which, among other things, provides domestic and international real estate lending services, auto lending services and other credit arrangements to persons through the Internet and the World Wide Web. E-Loan desires to advertise its domestic real estate lending services as specified in Exhibit A attached hereto (hereafter "E-LOAN SERVICES") on the Schwab Websites and to obtain a license to use the "Schwab" name in connection with marketing certain of E-Loan Services;

                  C. In order to assist E-Loan in the marketing of E-Loan Services, Schwab and E-Loan intend to develop a co-branded website (the "SCHWAB MORTGAGE WEBSITE") on which E-Loan will offer E-Loan Services to Schwab's clients and other persons accessing the Schwab Mortgage Website. Those persons accessing the Schwab Mortgage Website and others seeking E-Loan Services as a result of the marketing efforts supporting this Agreement are hereinafter referred to as "CUSTOMERS".

                  NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements, and conditions contained in this Agreement, and in return for good and valuable consideration, the receipt and sufficiency of which are hereby specifically acknowledged, Schwab and E-Loan hereby agree as follows:

                               TERMS OF AGREEMENT

                                       I

                          MARKETING OF E-LOAN SERVICES


     1.1 SCHWAB MORTGAGE WEBSITE. E-Loan will create the Schwab Mortgage Website, an internet site accessible by Customers, that will have the "look and feel" of the Schwab Websites including the current navigation header, with graphical reference to E-Loan. The date the Schwab Mortgage Website is readily accessible to the general public via the Schwab Links or otherwise will be referred to as the "LAUNCH DATE". The Schwab Mortgage Website will contain various hypertext links to mortgage tools, services, and articles provided by E-Loan and shall enable Customers to, at a minimum, (a) search for rates for domestic mortgages, home equity loans, and refinancings (collectively "LOAN PRODUCTS") from a variety of lenders; (b) apply online for a Loan Product; and
(c) prequalify for a Loan Product. All hypertext links from the Schwab Mortgage Website shall be subject to the prior written approval of Schwab. All tools, services, and articles will have a Schwab Mortgage Website co-branded header, and use the current Schwab navigation header and E-Loan sidebar and footer. Both parties shall agree to the "look and feel" of the Schwab Mortgage Website.

     1.2 ACCESS TO THE SCHWAB MORTGAGE WEBSITE. Schwab and E-Loan will cooperate in creating, as soon as possible, a readily accessible link between the Schwab Mortgage Website, the Schwab Websites and, as determined by Schwab, one or more websites developed, owned, licensed, operated, hosted or otherwise controlled by Schwab or any Schwab affiliate. Schwab and E-Loan will also cooperate in creating, as soon as possible, a means to allow Customers access to the Schwab Mortgage Website by e-mail link, as mutually determined by the parties. All methods by which Schwab will link Customers to the Schwab Mortgage Website will be referred to as the "SCHWAB LINKS." Schwab and E-Loan will each pay their own costs for creating and accepting the Schwab Links. The Schwab Links and the Schwab Mortgage Website will include such caveats and disclaimers as Schwab and E-Loan deem necessary or appropriate in the form and location determined by Schwab and E-Loan.

     1.3 CUSTOMER SERVICE AND LOAN SERVICE SUPPORT. E-Loan shall provide customer service support to users accessing the E-Loan Services. E-Loan shall create and maintain a toll-free customer service line designed and intended to be for the exclusive use of Customers (the "Mortgage Service Line"). Schwab and E-Loan shall create a "warm transfer" telephone call from a Schwab line to the Mortgage Service Line. In supporting the Mortgage Service Line, E-Loan shall provide Schwab with customer service metrics and policies which are equal or superior to E-Loan's standard metrics and policies. E-Loan shall provide a level of service to Customers that is equal or superior to the level of service E-Loan is then providing to other E-Loan customers.

     1.4 RESTRICTIONS. Other than by engaging in the activities described in Sections 1.1, 1.2 and 1.3 above, E-Loan shall not (i) describe Schwab's brokerage services (other than disseminating or posting promotional or advertising materials approved in each case by Schwab pursuant to Section 3.4 below); (ii) become involved in the financial services offered by Schwab, including, without limitation, by: (A) opening, maintaining, administering, or closing customer brokerage accounts with Schwab; (B) soliciting, processing, or facilitating securities transactions relating to customer brokerage accounts with Schwab; (C) extending credit to any Customer for the purpose of purchasing securities through, or carrying securities with, Schwab; (D) answering Schwab client inquiries or engaging in negotiations involving brokerage accounts or securities transactions; (E) accepting Schwab client securities orders, selecting among broker-dealers or routing orders to markets for Schwab execution; (F) handling funds or securities of Schwab clients, or effecting clearance or settlement of client securities trades; or (G) resolving or attempting to resolve any problems, discrepancies, or disputes involving Schwab client accounts or related transactions. E-Loan acknowledges that engaging in any of the above activities may subject E-Loan to broker-dealer registration requirements under the Securities Exchange Act of 1934 and applicable state law.

     1.5 ADDITIONAL PROMOTIONS. Schwab shall promote the Schwab Mortgage Website through various written and electronic mediums up to an aggregate expense of [*] Dollars [*] per twelve month period beginning as of the Effective Date year. All such materials will be subject to the review and consent of Schwab and E-Loan pursuant to Sections 3.4 and 4.3. Schwab will invoice E-Loan monthly for the costs of such promotional materials and services, which invoice shall be paid within thirty (30) days. If both parties agree, additional promotional expense above and beyond the annual [*] Dollars [*] may be incurred. E-Loan will be invoiced for these additional costs.

     1.6 INTEGRATIONS AND FUTURE INTEGRATIONS. E-Loan shall provide all Schwab clients, whether or not Customers, with access to E-Loan's current and future tools and calculators. Schwab may use any or all of such tools on the Schwab Websites, other websites maintained by Schwab, or any third party website linked to the Schwab Websites or any of its affiliates' websites. Furthermore, it is the intention of the parties to enter into further discussions concerning the potential further integration of Schwab's and E-Loan's technologies, however, nothing contained herein will obligate any party hereto to enter into any arrangement to integrate such technologies.

                                       II

                    OPERATION OF THE SCHWAB MORTGAGE WEBSITE


     2.1 OPERATION AND MAINTENANCE OF THE SCHWAB MORTGAGE WEBSITE. E-Loan acknowledges and agrees that it will be solely responsible for the operation and maintenance of the Schwab Mortgage Website. E-Loan accepts all responsibility for ensuring that the use of the Schwab Mortgage Website complies with this Agreement and all applicable federal, state, local, foreign and self-regulatory authorities' laws, rules and regulations. Without limiting the generality of the foregoing, E-Loan's responsibilities include, without limitation:

         (A) MAINTENANCE OF THE SCHWAB MORTGAGE WEBSITE. E-Loan shall maintain the Schwab Mortgage Website, including all necessary computer systems and telecommunications capabilities, in accordance with applicable industry standards and the specifications set forth in the "SYSTEM PERFORMANCE STANDARDS" attached hereto as Exhibit B.

         (B) SUPPORT SERVICES. E-Loan shall, at its own expense, offer to Customers customer support of the Schwab Mortgage Website which is designed and intended to be exclusively available to Customers. All forms of support available to E-Loan customers shall be made available to Customers (i.e. phone support, live chat, U.S. mail and e-mail). E-Loan customer service representatives supporting the Loan/Call Center referenced in Section 2.4, shall use a script designed by E-Loan and approved by Schwab pursuant to Section 3.4. On-going navigational support for the Schwab Mortgage Website will be provided by E-Loan. Schwab may also request, from time to time, that E-Loan provide additional support features and E-Loan shall consider such requests in good faith.

         (C) SYSTEM AVAILABILITY AND INTEGRITY. E-Loan shall maintain its systems including the Schwab Mortgage Website so as to be available 99% of the time and to provide 99.9% data integrity. The user interface response time for the Schwab Mortgage Website shall be no less than that experienced on the E-Loan Website. E-Loan shall maintain disaster recovery capabilities so as to resume business functionality within one hour. E-Loan shall maintain a secure server for the operation of the Schwab Mortgage Website so that no Customer information can be read by a third party intercepting the transmission.

         (D) QUALITY CONTROL. E-Loan will institute quality controls, including suitable testing procedures, to ensure the availability of the Schwab Mortgage Website and to ensure that the Schwab Mortgage Website performs in accordance with the applicable specifications and in a manner consistent with the highest applicable industry standards. Subject to Article X hereof, upon Schwab's reasonable request, Schwab will have the right to review E-Loan's quality controls in order to verify the quality of the

Schwab Mortgage Website and the Schwab Mortgage Website's performance. Schwab's possession of information gleaned from such review shall be treated as Confidential Information, as defined below, of E-Loan; and Schwab's right to review and/or possession of such information will not obligate Schwab to establish procedures for dealing with E-Loan's quality controls.

         (E) PROBLEM RESOLUTION. On discovery of any significant bugs, errors in, or problems with the Schwab Mortgage Website, E-Loan shall notify Schwab within sixty (60) minutes of such discovery and shall advise Schwab when the problem will be resolved or the next update provided. During the term of this Agreement, E-Loan shall promptly resolve all significant bugs or errors in, or problems with the Schwab Mortgage Website reported by Schwab, Customers, other E-Loan customers or discovered by E-Loan, but in any event no longer than twenty-four (24) hours after such problem is reported. If E-Loan reasonably believes that certain bugs or errors cannot be corrected within twenty-four (24) hours, E-Loan shall provide Schwab with (i) a description of the problem, (ii) its proposed solution for the problem, and (iii) a commercially reasonable time estimate for implementation of the solution for the problem within twenty-four
(24) hours after the bug or error is reported.

     2.2 CONTENT ON THE SCHWAB MORTGAGE WEBSITE. Subject to Section 1.1 hereof, E-Loan shall be solely responsible for creating, editing, reviewing, deleting and otherwise controlling all content that E-Loan posts or otherwise publishes on the Schwab Mortgage Website, including enforcing its rules relating to the posting of content by third parties and clients. In connection with such content, E-Loan represents, warrants and covenants to Schwab that, in connection with the materials published by E-Loan:

         (A) such content does not and will not infringe or violate the intellectual property rights of any third party;

         (B) such content does not and will not (i) contain any false, defamatory or offensive material, or (ii) violate any applicable law, rule or regulation;

         (C) E-Loan has sufficient rights to such content to grant to Schwab and to Customers the rights set forth in this Agreement; and no consent of any third party is necessary for E-Loan to enter into this Agreement; and

         (D) neither the content nor the Schwab Mortgage Website will contain viruses, Trojan horses, worms, time bombs, cancelbots or other similar harmful or deleterious programming routines.

Prior to creating, editing or deleting any content on the Schwab Mortgage Website, E-Loan shall obtain the written consent of Schwab.

     2.3 ADVERTISING AND LINKS. E-Loan shall obtain Schwab's prior written consent before placing any advertising or third party hyperlinks on the Schwab Mortgage Website.

     2.4 CUSTOMER SERVICE STANDARDS. E-Loan shall conform to or surpass the following customer service standards: (i) E-Loan's response time in answering phone calls shall be no more than twenty (20) seconds with an abandoned rate of less than 5% measured on a monthly basis; (ii) the length of E-Loan's service calls shall be as long as necessary to satisfy the Customer, with a goal of one-call resolution; (iii) E-Loan and its customer service personnel shall treat the Customers with respect and dignity at all times; (iv) in the event an E-Loan customer service representative is unable to answer a Customer's question during the first phone call, such customer service representative will follow-up on the matter, and within twenty-four (24) hours of the original call, E-Loan will place a return call to such Customer to provide a status update, (v) respond to all Customer e-mails within 24 hours, (vi) maintain a Loan/Call Center with adequate number of staff to support the required customer service metrics and policies under this Agreement, with hours of operation from 5:00 a.m. to 8:00 p.m. PST Monday through Friday and 6:00 a.m. to 6:00 p.m. Saturdays and Sundays, and (vii) respond to all mail requests within 24 hours or less of being processed. E-Loan shall institute written procedures to comply with the above standards.

     2.5 RESPONSIBILITIES OF E-LOAN TO CUSTOMERS. E-Loan shall, in the ordinary course of its business, take and process loan applications from Customers, issue loan prequalifications and preapprovals, respond to Customer inquiries, underwrite and make credit decisions on loan applications, arrange and assist Customers with loan closings, consummate and fund loans, perform mortgage broker services where appropriate, provide required disclosures (including without limitation adverse action notices when adverse action is taken by E-Loan on an application), and perform such other mortgage services as are necessary or incident to providing initial Loan Products and mortgage services to Customers obtaining a mortgage loan. E-Loan shall provide a level of service to Customers identical to, or superior to, the level of service E-Loan is then providing to other E-Loan customers.


                                      III

                                 E-LOAN SERVICES


     3.1 STANDARD OF CARE. E-Loan shall conduct its businesses and operations with diligence and care, in conformity with the highest levels of business and ethical standards and in accordance with the terms of this Agreement. E-Loan is knowledgeable of the laws governing the business of E-Loan and E-Loan acknowledges that Schwab is relying on E-Loan to assure compliance with each law, regulation or code affecting the E-Loan

Services offered by E-Loan on the Schwab Mortgage Website and the Schwab Links provided by Schwab under this Agreement.

     3.2 COMPLIANCE WITH LAW. In connection with the solicitation of Customers and in the processing of applications and the making of real estate loans (and the collection of such loans, if E-Loan should ever engage in such activity), E-Loan shall:

         (A) comply fully and completely with all applicable federal, state and local laws and regulations, including, without limitation, the federal Consumer Credit Protection Act and Regulation Z, the Equal Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Debt Collections Practices Act, all applicable state statutes, and regulations which are or may be applicable to E-Loan's business, or its use of marketing services provided by Schwab pursuant to this Agreement;

         (B) not accept applications from, solicit or provide E-Loan Services to any Customer who resides in a state or seeks to obtain a loan secured by property located in a state where: (a) E-Loan may not legally offer E-Loan Services; or (b) Schwab may not legally provide the marketing services or license its name under this Agreement whether by reason of some prohibition, restriction, limitation, license or registration requirement or otherwise;

         (C) not offer E-Loan Services where they can not legally do so or where the terms of this Agreement would require that Schwab be licensed or would otherwise be restricted, taxed or controlled without Schwab's prior written consent; and

         (D) in any advertisement, whether or not on Schwab Websites, or in any communication of any kind or nature with any Customer, shall state clearly that the E-Loan Services offered or being provided (including, without limitation those E-Loan Services which may use the Schwab Mark or described on the Schwab Mortgage Website) are being provided by E-Loan and not by Schwab.

     3.3 CUSTOMER SERVICE. The terms and conditions of the E-Loan Services offered to Customers will be more favorable than or identical to the terms and conditions of services offered to any other customers of E-Loan.

     3.4 REVIEW RIGHTS. E-Loan shall prepare and be responsible for the content of the Schwab Mortgage Website and all other communications with its customers (including Customers) and third parties; PROVIDED, however, that prior to the distribution of any materials that mention Schwab or the Schwab Links to E-Loan's customers (including the Customers) or any third parties, E-Loan shall provide Schwab with an opportunity to review and shall obtain Schwab's prior written consent, which consent may be withheld in Schwab's sole discretion, with respect to those portions of the communication that mention Schwab.

     3.5 REPORTS TO SCHWAB. E-Loan will have a continuous obligation to cooperate with any requests for information and/or documents from Schwab or any regulatory body of competent jurisdiction. Specifically, E-Loan agrees to:

         (A) provide Schwab with a weekly summary report setting forth the data described on Exhibit "C"; and

         (B) immediately notify Schwab, in writing, of any complaints received relating to the Schwab Mortgage Website or any Customer.

     3.6 INSPECTION RIGHTS. E-Loan will maintain complete records which accurately reflect its businesses and operations. Subject to the confidentiality requirements that E-Loan owes to its customers, Schwab will have the right, but not the duty, upon reasonable notice and during regular business hours, of unrestricted access to inspect, review and audit the books and records of E-Loan so as to confirm compliance with its obligations hereunder. Schwab will also have the right, but not the duty, to obtain copies of all written and electronic communications with Customers and such other documents, letters and/or agreements which may be requested by Schwab. The information obtained by Schwab pursuant to this Section 3.6 shall be treated as Confidential Information (as hereinafter defined) of E-Loan. Schwab shall, at all times and upon reasonable notice, have the right but not the obligation, at Schwab's expense, of unrestricted access to inspect, either itself or through its duly authorized representatives, all or any portion of E-Loan's Internet promotions of E-Loan Services to Customers and to: (a) monitor telephonic, electronic and other written and oral communications between E-Loan and Customers; (b) review application, loan processing and loan files; and (c) review any files or records, whether written or in any other media, relating to customer service, Customer comments or Customer complaints. Schwab shall not retain any Customer Information obtained pursuant to this section 3.6 except insofar as is reasonably necessary to evidence possible non-compliance by E-Loan under this Agreement. In the event that a dispute should arise between the parties under the Agreement that requires resolution under section 12.13, the parties shall cooperate so as to mask any Customer-identifying data to be put before the arbitrator. All such monitoring and inspection activities shall comply with all applicable laws and regulations.

     3.7 SCHWAB EMPLOYEE DISCOUNTS. E-Loan shall provide employees of Schwab and its affiliates discounts on E-Loan Services for an amount to be agreed upon by both parties.

                                       IV

                            SCHWAB'S RESPONSIBILITIES


     4.1 STANDARD OF CARE. Schwab shall conduct its businesses and operations with diligence and care, in conformity with the highest levels of business and ethical standards and in accordance with the terms of this Agreement.

     4.2 FALSE, INACCURATE AND MISLEADING STATEMENTS. Schwab shall not make any claims, warranties or representations with respect to the Schwab Mortgage Website or E-Loan Services which are false, inaccurate or misleading.

     4.3 DOCUMENT REVIEW RIGHTS. Schwab shall prepare and be responsible for the content of all communications with its clients (including Customers) and third parties; PROVIDED, HOWEVER, that prior to the distribution of any materials that mention E-Loan or the Schwab Mortgage Website, Schwab shall provide E-Loan with an opportunity to review and shall obtain E-Loan's written consent, which may be withheld in E-Loan's sole discretion, with respect to those portions of the communication that mention E-Loan or the Schwab Mortgage Website.


                                       V

                            OWNERSHIP AND EXCLUSIVITY


     5.1 OWNERSHIP OF SCHWAB MATERIALS. As between E-Loan and Schwab, all right, title and interest in and to, and ownership of, all materials delivered by Schwab to E-Loan, including all patent, copyright, trade secret and other intellectual property rights embodied therein, for the purpose of assisting E-Loan in completing its obligations hereunder, including text, graphics, data, source code, flow charts, technical documentation, marketing plans, domain names, trademarks, trade dress rights or other identifying symbols of Schwab (the "SCHWAB MATERIALS") will remain at all times exclusively in Schwab, and E-Loan will not acquire any right, title, or interest therein, and will not use the Schwab Materials in any manner without first obtaining Schwab's express written consent to such use, which may be withheld at Schwab's sole discretion.

     5.2 OWNERSHIP OF E-LOAN MATERIALS. As between Schwab and E-Loan, all right, title and interest in and to, and ownership of, all materials delivered by E-Loan to Schwab, including all patent, copyright, trade secret and other intellectual property rights embodied therein, for the purpose of assisting Schwab in completing its obligations hereunder, including text, graphics, data, source code, flow charts, technical documentation, marketing plans, domain names, trademarks, trade dress rights or other identifying symbols of E-Loan (the "E-LOAN MATERIALS") will remain at all times exclusively in E-Loan, and Schwab will not acquire any right, title, or interest therein, and will not use the E-Loan Materials in any manner without first obtaining E-Loan's express written consent to such use, which may be withheld at E-Loan's sole discretion.

     5.3 RIGHT TO OWN CUSTOMER INFORMATION. As between Schwab and E-Loan, each party shall retain ownership of the Customer Information (as hereinafter defined) that it independently collects from its own respective customers during the term of this Agreement, which independent collection shall not be deemed to include any information provided by any party hereto to the other. Unless authorized by Schwab in writing, up to the point where a prospective Customer begins filling out an application for a Mortgage Loan, E-Loan will not use or have any rights to any information requested, collected or gathered on-line or otherwise from a prospective Customer who visits the Schwab Mortgage Website or who otherwise contacts E-Loan, other than for the purposes of evaluating real estate loan applications. Further, E-Loan will not have any right to use the Customer Information in any advertising or promotional materials. "CUSTOMER INFORMATION" means all data information pertaining to or identifiable to a Customer, including, without limitation, (i) name, address, zip code, phone number, social security number, birth date, e-mail address, passwords, personal financial information, personal preferences, demographic data, marketing data, credit data or any other identification data, that itself identifies or when tied to the above information, may identify a Customer; (ii) any information that reflects Customers', prospects' or users' interactions with a party's website, including, but not limited to, information concerning computer search paths, any profiles created or general usage data; or (iii) any data otherwise submitted in the process of registering for a party's website (such as name, address, phone number and e-mail address) and data submitted during the course of using a party's website. However, each party may receive or use Customer Information for the purposes contemplated by this Agreement, and if either party learns or obtains any Customer Information of the other party, such party will treat such Customer Information as proprietary and confidential to the other party in accordance with Section 5.4 hereof, whether or not such Customer Information was intentionally disclosed. Subject to the Inspection Rights of
Section 3.6, E-Loan shall not share with Schwab, and Schwab will not have any rights to, any Customer Information not already in Schwab's possession that E-Loan receives in connection with a loan application or any inquiry by a Customer about E-Loan's mortgage or other loan products or services, except to the extent a Customer authorizes E-Loan to share such information with Schwab.

     5.4 TREATMENT OF CUSTOMER INFORMATION. Without limiting any other warranty or obligation specified in this Agreement, during the term of this Agreement and thereafter in perpetuity, E-Loan will not gather, store, or use Schwab's Customer Information in any manner and will not disclose, distribute, sell, share, rent or otherwise transfer any of Schwab's Customer Information to any third party, except as such party may be expressly and reasonably directed to in advance in writing by Schwab. E-Loan represents, covenants, and warrants that it will collect, use and disclose Customer Information belonging to Schwab only in compliance with Schwab's written instructions, including, without limitation, its privacy policies then in effect and all applicable laws (including, but not limited to policies and laws related to spamming, privacy and consumer protection). E-Loan hereby agrees to indemnify and hold harmless Schwab against any damages, losses, liabilities, settlements and expenses (including, without limitation, costs and attorneys' fees) in connection with any claim or action that arises from an alleged violation of the foregoing. Nothing contained herein is intended to prevent E-Loan from making disclosures about its customer base, provided that such information is presented as generalized aggregate information which does not allow for the identification of any individual Customer. E-Loan hereby agrees that it will make disclosures to Customers concerning its customer privacy policies and, in particular, the sharing of customer information. E-Loan will not disclose to any third party the fact that a Customer (or group of Customers) is a Schwab client.

     5.5 EXCLUSIVE RELATIONSHIP. During the term of this Agreement, E-Loan shall not enter into any agreement whatsoever relating to providing of E-Loan Services with [*] or any of its respective affiliates ("SCHWAB COMPETITOR"). During the term of this Agreement, Schwab shall not enter into any agreement whatsoever relating to E-Loan Services with [*] or any of their respective affiliates, successors and assigns ("E-LOAN COMPETITORS"). Subject to the other provisions of this Agreement, nothing in this Section 5.5 shall prohibit E-Loan or Schwab from entering into any type of relationship or agreement with any entity other than a Schwab Competitor or E-Loan Competitor, respectively.

     5.6 INDEPENDENT DEVELOPMENT. Nothing in this Agreement will limit Schwab's or its affiliates' right to develop and offer products and services that have the same or similar functionality as the Schwab Mortgage Website, provided that Schwab does not use, infringe or misappropriate any of E-Loan's intellectual property rights or Confidential Information. Additionally, subject to Section 5.5, Schwab may obtain services similar to the E-Loan Services from a third party at any time.


                                       VI

                              LICENSE TO USE MARKS


     6.1 LICENSE TO USE "SCHWAB MARKS". Subject to all the terms and conditions of this Agreement, Schwab hereby grants E-Loan a nonexclusive, non-transferable, non-sublicensable license to use the names, logos, trade names, trade marks and/or service marks of Schwab (collectively "SCHWAB MARKS") solely on the E-Loan Website and Schwab Mortgage Website, and solely in connection with the marketing and promotion of the E-Loan Services. Schwab, in its sole discretion from time to time, may change the appearance and/or style of the Schwab Marks, provided that, unless required earlier by a court order or to avoid potential infringement liability, E-Loan shall have fourteen (14) days' notice to implement any such changes. E-Loan hereby acknowledges and agrees that (i) the Schwab Marks are owned solely and exclusively by Schwab, (ii) except as set forth herein, E-Loan has no rights, title or interest in or to the Schwab Marks and (iii) all use of the Schwab Marks by E-Loan shall inure to the benefit of Schwab. E-Loan agrees not to apply for registration of the Schwab Marks (or any mark confusingly similar thereto) anywhere in the world. E-Loan agrees that it shall not engage, participate or otherwise become involved in any activity or course of action that diminishes and/or tarnishes the image and/or reputation of any Schwab Marks.

     6.2 LICENSE TO "E-LOAN MARKS". Subject to all the terms and conditions of this Agreement, E-Loan hereby grants Schwab a nonexclusive, non-transferable, non-sublicensable license to use the names, logos, trade names, trade marks and/or service marks of E-Loan (collectively "E-LOAN MARKS") solely on the Schwab Website and the Schwab Mortgage Website and in connection with the marketing and distribution of information concerning the E-Loan Services to its clients. E-Loan, in its sole discretion from time to time, may change the appearance and/or style of the E-Loan Marks, provided that, unless required earlier by a court order or to avoid potential infringement liability, Schwab shall have fourteen (14) days' notice to implement any such changes. Schwab hereby acknowledges and agrees that, (i) E-Loan has the right to use the E-Loan Marks, (ii) except as set forth herein, Schwab has no rights, title or interest in or to the E-Loan Marks and (iii) all use of the E-Loan Marks by Schwab shall inure to the benefit of E-Loan. Schwab agrees not to apply for registration of the E-Loan Marks (or any mark confusingly similar thereto) anywhere in the world. Schwab agrees that it shall not engage, participate or otherwise become involved in any activity or course of action that diminishes and/or tarnishes the image and/or reputation of any E-Loan Marks.

     6.3 OWNERSHIP AND USE OF MARKS. Each party acknowledges that the other has the right to use its respective Marks and agrees that it will take no action to challenge or undermine that party's rights or title to its Marks anywhere in the world. Each party acknowledges that all use of each Mark will inure exclusively to the benefit of the respective owner of such Mark. Each party will cooperate with the other's efforts to protect and register its respective Marks. The licenses granted in Section 6.1 and 6.2 hereof shall be subject to the following additional terms and conditions:

         (A) each party shall obtain from the other approval in advance of the specific manner and mode in which any Mark licensed under Section 6.1 and 6.2 hereof is used and presented (such as in an advertisement or website);

         (B) a party may only use the other's Mark in its standard form and style as used or authorized in writing by such party; no other letter(s), word(s), design(s), symbol(s), or other matter of any kind will be superimposed upon, associated with or shown in such proximity to a Mark so as to tend to alter or dilute it, and each party specifically agrees not to combine or associate a Mark with any other Mark;

         (C) in all advertisements, promotional literature or other printed matter in which the Mark appears, the Mark must be identified as a Mark owned by the respective party, in a form and manner approved by the other party; in accordance with the foregoing, when used in printed materials, the Mark will be footnoted upon its appearance with a legend that such Mark is a Mark or registered Mark of the other party, as appropriate under the circumstances.

         (D) neither party warrants or represents that the other's use of such Mark will not infringe the rights of other persons. In the event that either party is subject to any claim or action, or learns any facts that make such a claim or action reasonably possible, it will notify the other and the parties will negotiate in good faith a solution, including the adoption by a party of new names or marks to identify itself or its businesses in the territories where problems exist. All such new marks or names will be deemed a Mark for purposes of this Agreement; and

         (E) each party will maintain the quality of the other's Mark in connection with its usage and placement during the term of this Agreement in a manner consistent with industry practices. Each party reserves the right to monitor the services provided under this Agreement to assure compliance with the standards for the services associated with their respective Marks.


                                      VII

                                 INDEMNIFICATION


     7.1 INDEMNIFICATION OF SCHWAB. E-Loan shall indemnify, defend and hold harmless Schwab and its subsidiaries, affiliated entities, shareholders, representatives, predecessors, beneficiaries, trustees, partners, joint venturers, successors and assigns, and their respective officers, directors, employees, agents and attorneys (collectively, "Indemnified Parties") from and against any and all losses, liabilities, obligations, damages, costs and expenses, whether known, unknown, contingent or inchoate, of any nature whatsoever, including, without limitation, actual attorneys' fees, court costs and other expenses (collectively, "Losses") incurred by Indemnified Parties and shall defend Indemnified Parties against any and all actions, causes of action, claims, demands, rights, suits, and proceedings (collectively, "Claims"), without regard to the validity of such Claims, brought against Indemnified Parties, in connection with or as a result of:

         (A) acts, representations, practices, or omissions relating to the E-Loan Services, E-Loan's promotional materials or activities, or E-Loan's use of the Schwab Mark;

         (B) an allegation of any contractual, statutory, common law or equitable claim of any kind or nature arising out of the marketing, sale, advertisement, distribution or provision of any E-Loan Services, including, but not limited to, any claim by a Customer, or other private party or public agency or public official;

         (C) any breach of any representations or warranties contained herein and any breach or failure of E-Loan to perform any of its covenants or agreements set forth herein;

         (D) any claim that the promotional materials provided by E-Loan or the advertisements on the Schwab Websites or the Schwab Mortgage Website by E-Loan infringe any of the proprietary rights of a third party or violate any applicable international, national, federal, state and municipal statutes, laws, decrees, rules, ordinances and regulations;

         (E) the violation by E-Loan of any federal, state, local or foreign law, rule or regulation, including the rules and regulations of applicable self-regulatory agencies;

         (F) any dishonest, fraudulent, negligent or criminal act or omission on the part of E-Loan's officers, directors, partners, employees, contractors, or agents or customers, including, without limitation, Customers;

         (G) any complaints raised or losses asserted by any E-Loan customer, including, without limitation, Customers;

         (H) the breach by E-Loan of any of its warranties, representations or covenants or agreements in this Agreement;

         (I) any statements, representations, claims or warranties made by E-Loan to its customers, including, without limitation, the Customers, provided that the source of such statements, representations, claims or warranties is not Schwab; or

         (J) the infringement of any third party's intellectual property rights by Schwab arising out of Schwab's use of E-Loan Materials in a manner authorized and approved by E-Loan.

Further, E-Loan agrees to reimburse each Indemnified Party for any and all expenses (including the fees and disbursements of counsel chosen by such Indemnified Party) as such expenses are reasonably incurred by such Schwab Indemnified Party in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action. The indemnity agreement set forth in this Section 7.1 will be in addition to any liabilities that E-Loan may otherwise have.

     7.2 NOTIFICATIONS AND OTHER INDEMNIFICATION PROCEDURES. Promptly after receipt by Schwab under this Article VII of notice of the commencement of any action, Schwab will, if a claim in respect thereof is to be made against E-Loan under this

Article VII, notify E-Loan in writing of the commencement thereof, provided, however, to the extent it is not prejudiced as a proximate result of such failure, the omission to notify E-Loan will not relieve E-Loan from any liability which it may have to Schwab for contribution or otherwise than under the indemnity agreement contained in this Article VII. In case any such action is brought against Schwab and Schwab seeks or intends to seek indemnity from E-Loan, E-Loan will be entitled to participate in, and, to the extent that it will elect by written notice delivered to Schwab promptly after receiving the aforesaid notice from Schwab, to assume the defense thereof with counsel reasonably satisfactory to Schwab; PROVIDED, HOWEVER, if the defendants in any such action include both Schwab and E-Loan and Schwab will have reasonably concluded that a conflict may arise between the positions of E-Loan and Schwab in conducting the defense of any such action or that there may be legal defenses available to it and/or other Indemnified Parties which are different from or additional to those available to E-Loan, Schwab will have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of Schwab. Upon receipt of notice from E-Loan to Schwab of the E-Loan's election so to assume the defense of such action and approval by Schwab of counsel, E-Loan will not be liable to Schwab under this Article VII for any legal or other expenses subsequently incurred by such Schwab in connection with the defense thereof unless (i) Schwab will have employed separate counsel in accordance with the proviso to the next preceding sentence (it being understood, however, that E-Loan will not be liable for the expenses of more than one separate counsel (together with local counsel), approved by E-Loan, representing Schwab who is a party to such action) or (ii) E-Loan will not have employed counsel satisfactory to Schwab to represent Schwab within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel will be at the expense of E-Loan.

     7.3 SETTLEMENTS. Under this Article VII, E-Loan will not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, E-Loan agrees to indemnify Schwab against any loss, claim, damage, liability or expense by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time Schwab will have requested E-Loan to reimburse Schwab for fees and expenses of counsel as contemplated by Section 7.2 hereof, E-Loan agrees that it will be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by E-Loan of the aforesaid request and (ii) E-Loan will not have reimbursed Schwab in accordance with such request prior to the date of such settlement. E-Loan will not, without the prior written consent of Schwab, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which Schwab is or could have been a party and indemnity was or could have been sought hereunder by Schwab, unless such settlement, compromise or consent includes an unconditional release of Schwab from all liability on claims that are the subject matter of such action, suit or proceeding.


                                      VIII
                             COMPENSATION TO SCHWAB


     8.1 MARKETING FEE. In addition to the Warrant being provided by E-Loan to Schwab pursuant to section 8.2, E-Loan shall pay the following to Schwab for its marketing services provided pursuant to the Agreement:

         For the period between the Launch Date or June 1, 2000, whichever is later, of the Agreement and its first anniversary, the sum of [*] Dollars [*] payable in 12 equal monthly installments commencing on the Launch date and on the first day of each succeeding month;

         For the period between the first anniversary of the Launch Date, or June 1, 2001, whichever is later and its second anniversary, the sum of [*] Dollars [*] payable in 12 equal monthly installments commencing on the first anniversary of the Launch Date and on the first day of each succeeding month;

         For the period between the second anniversary of the Launch Date or June 1, 2002, whichever is later, and its third anniversary, the sum of [*] Dollars [*] payable in 12 equal monthly installments commencing on the second anniversary of the Launch Date and on the first day of each succeeding month; and

         For the period between the third anniversary of the Launch Date or June 1, 2003, whichever is later, and the end of the term of this Agreement, the sum of [*] Dollars [*] payable in 12 equal monthly installments commencing on third anniversary of the Launch Date and on the first day of each succeeding month.

     8.2 WARRANT. In consideration of Schwab's entering into this Agreement, E-Loan shall issue to Schwab warrants, dated the date hereof and in the forms attached hereto as Exhibit D-1, to purchase 6.5 million and 6.6 million shares, respectively, of E-Loan's common stock. The warrants shall be issued on the earlier of (a) the date of the closing of the sale of shares of E-Loan common stock pursuant to the Securities Purchase Agreement of even date, or (b) July 31, 2000. At the time of the issuance of the warrants, E-Loan will also enter into registration rights agreements with Schwab in essentially the form of the registration rights agreements attached hereto as Exhibit D-2 (said warrants, the Securities Purchase Agreement and the registration rights agreements are referred to collectively as the "Warrant").

                                       IX
                    REPRESENTATIONS, WARRANTIES AND COVENANTS


     9.1 RECIPROCAL WARRANTIES. Schwab and E-Loan each represent and warrant with respect to itself as follows: (a) such party is duly organized, validly existing, in good standing under the laws of the state in which it is organized and has the power and authority to carry on its business as it is now being conducted; (b) such party has the financial resources, personnel and organizational resources to perform its obligations under this Agreement and will notify the other of any change in such party's circumstances that would materially adversely impact its ability to perform its obligations under this Agreement; (c) such party has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby;
(d) such party's board of directors or its authorized delegate(s) has duly and validly approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; (e) no other corporate proceedings on the part of such party are necessary to approve this Agreement and to consummate the transactions contemplated hereby, (f) such party has not employed any broker or finder or incurred any liability for any broker's fees, commissions or finders fees in connection with this Agreement; and (g) this Agreement has been duly executed and delivered on behalf of such party and is a legal and binding obligation of such party enforceable against it in accordance with the terms and conditions of this Agreement, except (i) as the same may be limited by bankruptcy, insolvency, reorganization or other laws or equitable principles relating to or affecting the enforcement of creditors' rights and
(ii) that the availability of equitable remedies, including specific performance, is subject to general equitable principles applied at the discretion of a court.

     9.2 REPRESENTATIONS, WARRANTIES AND COVENANTS OF E-LOAN. E-Loan represents and warrants to Schwab as follows:

         (A) E-Loan conducts its business only (and solicits business from persons residing in, and whose real property collateral is located) in states where, if licensure or registration is required, it is duly licensed or registered to do so. A list of all of E-Loan's licenses is attached as Exhibit
E. E-Loan will maintain all such licenses and registrations in full force and effect during the term of this Agreement.

         (B) The execution, delivery and performance of this Agreement will not breach, violate, conflict with or result in a default (whether after giving notice, lapse of time or both) under any contract or obligation to which E-Loan is a party.

         (C) E-Loan will offer and provide its web-based services in accordance with applicable law and in a manner consistent with the generally accepted technical standards and requirements of the World Wide Web and the Internet;

         (D) there is no injunction, order, judgment or decree imposed upon E-Loan, action, suit or proceeding before any court or governmental agency or body now pending, or, to the best knowledge of E-Loan, threatened against E-Loan which might result in any adverse change in the financial condition or business of E-Loan which might adversely affect its properties or assets which might prevent or have a material adverse effect on the transactions contemplated hereby; and

         (E) at any time, and from time to time, during the term of this Agreement, E-Loan will execute and deliver such additional documents or instruments, provide Schwab with such additional information and take such other actions as may be reasonably requested by Schwab to carry out the intent and purposes of this Agreement.

     9.3 E-LOAN'S YEAR 2000 REPRESENTATION. Without limiting any other representation, warranty or obligation specified in this Agreement, or in any other agreement, E-Loan expressly warrants to Schwab that the Schwab Mortgage Website and all services furnished under this Agreement are, and at all times will be, Year 2000 Compliant (as hereinafter defined). E-Loan further warrants that in providing the Schwab Mortgage Website and other services to Schwab, all of E-Loan's information processing services are, and at all times will be, Year 2000 Compliant. "YEAR 2000 COMPLIANT" means that the Schwab Mortgage Website and services operate and (i) will correctly store, represent, and process (including sort) all dates (including single and multi-currency formulas and leap year calculations), such that errors will not occur when the date being used is in the year 2000, or in a year preceding or following the year 2000; and (ii) will not cause or result in an abnormal termination or ending. E-Loan further warrants that in providing the Schwab Mortgage Website and other services to Schwab, all of E-Loan's information processing services are, and at all times will be, Year 2000 Compliant.

     9.4 SCHWAB'S YEAR 2000 REPRESENTATION. Without limiting any other representation, warranty or obligation specified in this Agreement, or in any other agreement, Schwab expressly warrants to E-Loan that all services furnished by Schwab under this Agreement are, and at all times will be, Year 2000 Compliant. Schwab further warrants that in providing such services, all of Schwab's information processing services are, and at all times will be, Year 2000 Compliant.


                                       X

                      CONFIDENTIALITY AND NON-SOLICITATION


     10.1 DEFINITION OF CONFIDENTIAL INFORMATION. Each party agrees that all information supplied by one party to the other (whether before, on or after the date hereof) including, without limitation, (a) any Customer Information, (b) source code, prices, databases, hardware, software, programs, engine protocols, models, displays and manuals, including, without limitation, the selection, coordination and arrangement of the contents thereof, and (c) any unpublished information concerning research activities and plans, marketing or sales plans, pricing or pricing strategies, operational techniques, strategic plans, the identity of Customers and Customer contacts, Customer data and unpublished financial information, including information concerning revenues, profits and profit margins, will be deemed confidential and proprietary to the supplying party ("CONFIDENTIAL INFORMATION").

     10.2 EXCLUSIONS. Confidential Information will not include any information or material, or any element thereof, whether or not such information or material is Confidential Information for the purposes of this Agreement, to the extent any such information or material, or any element thereof:

         (A) has been published or is published hereafter, unless such publication is a breach of this Agreement or a similar confidential disclosure agreement;

         (B) was already known to the receiving party prior to being disclosed by or obtained from the other party as evidenced by written records kept in the ordinary course of business of, or by proof of actual use by, the receiving party;

         (C) has been or is hereafter rightfully received by the receiving party from a third person without restriction or disclosure and without breach of this Agreement; or

         (D) has been independently developed by the receiving party as evidenced by the receiving party's written records kept in the ordinary course of business.

It will be presumed that any Confidential Information in a receiving party's possession is not within exceptions (b), (c) or (d) above, and the burden will be upon the receiving party to prove otherwise by records and documentation.

     10.3 TREATMENT OF CONFIDENTIAL INFORMATION. Each party recognizes the importance of the other's Confidential Information. In particular, each party recognizes and agrees that Confidential Information of the other is critical to their respective businesses and that neither party would enter into this Agreement without assurance that such information and the value thereof will be protected as provided in this Section 10.3 and elsewhere in this Agreement. Accordingly, each party agrees as follows:

         (A) each party will hold any and all Confidential Information it obtains in the strictest confidence and will use and permit the use of Confidential Information solely for the purposes of this Agreement (the "PERMITTED PURPOSES");

         (B) each party may disclose or provide access to its responsible employees, and may make copies of, Confidential Information only to the extent reasonably necessary to carry out the Permitted Purposes;

         (C) each party currently has, and in the future will maintain in effect and enforce, rules and policies to protect against access to, use or disclosure of Confidential Information other than in accordance with this Agreement, including, without limitation, written instruction to and agreements with employees and agents to ensure that such employees and agents protect the confidentiality of such Confidential Information. Each party will expressly instruct its employees and agents not to disclose Confidential Information to third parties, including, without limitation, customers, subcontractors or consultants, without the other's prior written consent;

         (D) each party, at its own expense, will take all steps, including, without limitation, the initiation and prosecution of actions at law or in equity, necessary or appropriate to prevent use or disclosure, and upon any unauthorized disclosure further unauthorized disclosure or use of which it becomes aware, of any Confidential Information received or obtained by it, except as expressly permitted by the terms of this Agreement;

         (E) neither party will make any use whatsoever at any time of the other's Confidential Information, except as expressly authorized in this Agreement; and

         (F) each party will notify the other immediately of any unauthorized disclosure or use of Confidential Information of which it becomes aware, and will cooperate with that party to protect all proprietary rights in, and ownership of, its Confidential Information.

     10.4 COMPELLED DISCLOSURES. To the extent required by applicable law or by lawful order or requirement of a court or governmental authority having competent jurisdiction over the receiving party, the receiving party may disclose Confidential Information in accordance with such law, order or requirement, subject to the following conditions: (a) as soon as possible after becoming aware of such law, order or requirement and prior to disclosing Confidential Information or Customer Information pursuant thereto, the receiving party will, to the extent permitted under applicable law, so notify the other party in writing and, if permitted by law, the receiving party will provide the other party with notice not less than five (5) business days prior to the required disclosure; (b) the receiving party will use reasonable efforts not to release Confidential Information or Customer Information pending the outcome of any measures taken by the other party to contest, otherwise oppose or seek to limit such disclosure by the receiving party and any subsequent disclosure or use of Confidential Information or Customer Information that may result from such disclosure; and (c) the receiving party will cooperate with the other party regarding such measures. Notwithstanding any such disclosure, the receiving party will not affect its obligations hereunder with respect to Confidential Information or Customer Information so disclosed.

     10.5 RETURN OF CONFIDENTIAL INFORMATION. Upon the disclosing party's written request or upon expiration or termination of this Agreement for any reason, the receiving party will promptly:

         (A) return or destroy, at the disclosing party's option, all originals and copies of all documents and materials it has received containing the disclosing party's information; and

         (B) deliver or destroy, at the disclosing party's option, all originals and copies of all summaries, records, descriptions, modifications, negatives, drawings, adoptions and other documents or materials, whether in writing or in machine-readable form, prepared by the receiving party prepared under its direction or at its request from the documents and/or materials referred to in subparagraph (a), and provide a written statement to the disclosing party certifying that all documents and materials referred to in subparagraphs (a) and
(b) have been delivered to the disclosing party or destroyed, as requested by the disclosing party.

     10.6 SOLICITATION OF SCHWAB CUSTOMERS. During the term of this Agreement and continuing for the period set forth in the immediately following sentence, E-Loan agrees not to and shall not (without Schwab's prior written consent), directly or indirectly, target, solicit or otherwise communicate with Customers as such, on behalf of itself or any third party, including, but not limited to, on behalf of entities that provide brokerage or financial services in direct competition with Schwab. The obligations set forth in the preceding sentence shall: (i) continue in perpetuity with respect to targeting, solicitations and communications made on behalf of third parties, and (ii) continue for a period of two (2) years after the termination of this Agreement with respect to targeting, solicitations and/or communications made on behalf of E-Loan or its affiliates. E-Loan agrees that, during the term of this Agreement and in perpetuity thereafter, it will not use or sell to others lists containing information obtained in connection with this Agreement about any Schwab clients. The foregoing will not prohibit E-Loan from targeting, soliciting, or otherwise communicating generally with E-Loan's clients, other than Customers, in a manner that does not mention, refer to, or otherwise allude to Schwab, Customers, or Schwab clients, either directly or indirectly.

     10.7 NON-EXCLUSIVE EQUITABLE REMEDY. Each party acknowledges and agrees that due to the unique nature of Confidential Information, including Customer Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow a party or third parties to unfairly compete with the other party resulting in irreparable harm to such party, and therefore, that upon any such breach or any threat thereof, each party will be entitled to appropriate equitable relief from a court of competent jurisdiction in addition to whatever remedies either party may have at law or in equity before a panel of arbitrators appointed in accordance with Section 12.13 hereof and to be indemnified by the other party from any loss or harm, including, without limitation, lost profits and attorneys' fees, in connection with any breach or enforcement of such party's obligations hereunder or the unauthorized use or release of any such Confidential Information. Each party will notify the other in writing immediately upon the occurrence of any such unauthorized release or other breach. Any breach of this Article X will constitute a material breach of this Agreement and, notwithstanding Section 11.3, hereof be grounds for immediate termination of this Agreement at the exclusive discretion of the non-breaching party.

                                       XI

                                   TERMINATION


     11.1 TERM. This Agreement will be effective when signed by all parties (the "EFFECTIVE DATE") and will continue in full force through and until the end of four (4) years after the Launch Date unless terminated earlier as set forth herein.

     11.2 TERMINATION ON BREACH OF LAW. If E-Loan is in material default under any rule, order, determination, ordinance or law of any federal, state, local, foreign or self-regulatory authority and is not in good faith contesting such default, Schwab may terminate this Agreement at any time thereafter. If Schwab is in material default under any rule, order, determination, ordinance or law of any federal, state, local, foreign or self-regulatory authority and such default materially impairs its ability to perform its obligations hereunder, E-Loan may terminate this Agreement at any time thereafter.

     11.3 TERMINATION ON BREACH OF AGREEMENT. If an Event of Default (as hereinafter defined) occurs under this Agreement, and if, within thirty (30) days after the non-defaulting party has given the defaulting party notice of the Event of Default, the defaulting party has not cured such default or, if the default cannot reasonably be cured within such time period, the non-defaulting party may, at its option, terminate this Agreement at any time thereafter. Each of the following will constitute an "EVENT OF DEFAULT" under this Agreement:

         (A) any party substantially fails to perform or observe any term, covenant or undertaking in this Agreement; or

         (B) any party informs the other party of its intention not to perform or observe a term, covenant or undertaking of this Agreement; or

         (C) any warranty, representation or other statement made by or on behalf of one party and contained in this Agreement or in any other document furnished in compliance with or in reference to this Agreement is on the date made, or later proves to be, false, misleading or untrue in any material respect; or

         (D) any party seeks protection under the United States Bankruptcy Code or similar protection from creditors, or bankruptcy, receivership, insolvency, reorganization, dissolution, liquidation or other similar proceedings will be instituted by or against the defaulting party and not dismissed; or

         (E) E-Loan shall fail to give access to Schwab to E-Loan's records pursuant to the provisions hereof to Schwab or its authorized representatives for the purposes permitted hereunder; or

         (F) E-Loan shall fail to comply with any laws, regulations or, voluntary industry standards as provided in Article III or if any governmental agency or other body, office or official vested with appropriate authority finds that the E-Loan or the E-Loan Services do not comply with applicable law, regulations or standards; or

         (G) E-Loan does not commence in good faith to provide E-Loan Services to Customers; or

         (H) Schwab, in good faith, determines that E-Loan is failing to provide adequate service to the Customers; or

         (I) E-Loan is the subject of press or similar mass market media, which Schwab determines, in good faith, to be detrimental to providing E-Loan Services or the use of the Mark; or

         (J) E-Loan shall use the Schwab Marks in contravention of its license for use; or

         (K) E-Loan undergoes a substantial change of management or a change in control (for purposes of this Section, "change of control" shall mean (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets.) A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction; or

         (L) E-Loan has made a material misrepresentation or has omitted to state a material fact necessary to make the statements not misleading;

         (M) E-Loan shall breach any other agreement in effect between E-Loan on the one hand and Schwab on the other; or

         (N) If prior to August 31, 2000, E-Loan has not received financing of at least Thirty Million Dollars ($30,000,000) pursuant to the Securities Purchase Agreement of even date between E-Loan and Schwab or an affiliate of Schwab.

     11.4 TERMINATION BASED ON EFFECTIVENESS OF MARKETING. E-Loan shall have the right to terminate the Agreement if in the Second or Third Year, the number of pass-throughs by Customers (a pass-through being a visit to the Schwab Mortgage Website by a Customer) does not exceed 50% of the following:


         Second Year:        [*]  pass-throughs

         Third Year:         [*]  pass-throughs

If the minimum submitted pass-throughs set forth above are not exceeded in a year, Schwab and E-Loan will work in good faith to seek to increase the number of pass-throughs.

     11.5 EFFECTS OF TERMINATION. Upon any termination of this Agreement:

         (A) notwithstanding the termination of this Agreement, the provisions set forth in Sections 1.4, 3.1, 3.2, 3.3, 4.1, 4.2, 5.1, 5.2, 5.3, 5.4, 6.3,
Article VII, Section 8.2, Article IX, Article X, Sections 11.6, and Article XII (other than Sections 12.1 and 12.18) shall survive and continue in perpetuity;

         (B) no consideration or indemnity will be payable to E-Loan or Schwab either for loss of profit, goodwill, creation of clientele or other like or unlike items, or for advertising costs, costs of samples or supplies, termination of employees, employees' salaries and other like or unlike items;

         (C) the parties will follow the procedures for return of Confidential Information set forth in Section 10.5 hereof; the licenses set forth in Sections
6.1 and 6.2 hereof shall terminate and the parties will immediately cease use of the other parties' names and marks, including any Mark associated with the respective links; and

         (D) neither party will incur any liability whatsoever for any damage (including, without limitation, consequential damages), loss (including, without limitation, loss of profit or goodwill) or expense (including, without limitation, advertising, technology costs or personnel expenses) of any kind suffered by the other arising from or incidental to any termination of this Agreement which complies with the terms of this Agreement whether or not such party is aware of any such damages, losses or expense.

         (E) Notwithstanding the termination of this Agreement, Schwab shall be entitled to exercise its rights under the Warrant granted pursuant to Section 8.2.

     11.6 TRANSITION MATTERS. Prior to the effective date of a termination of this Agreement, E-Loan shall timely and completely perform its obligations hereunder. Upon notice of termination the parties shall negotiate in good faith a transition plan, which shall provide for, among other things, the completion of those loan applications and loan transactions then in hand and in process on the effective date of the termination, the closing of the hyperlinks between the Schwab Websites and the Schwab Mortgage Website and the answering and redirection of telephone calls, e-mails or other communications seeking Schwab products.

                                      XII

                            MISCELLANEOUS PROVISIONS


     12.1 BOARD SEAT. In support of the marketing arrangement between Schwab and E-Loan created by this Agreement, E-Loan shall nominate a representative of Schwab, to be designated by Schwab (subject to the consent of E-Loan, which consent shall not be unreasonably withheld) to its Board of Directors for the duration of this Agreement.

     12.2 DISCLOSURE OF RELATIONSHIP. Subject to Sections 3.4, 4.3 and 12.3 hereof, each party may disclose the existence of the relationship created under this Agreement to any third party.

     12.3 CONFIDENTIALITY OF TERMS AND RESULTS. Except as may be required by securities or other applicable law, neither party may disclose any of the terms and conditions of this Agreement to any third party and each party agrees to seek confidential treatment of the terms and conditions of this Agreement in any disclosure required by law. The foregoing shall not prohibit a party from announcing the existence (but not the terms) of the Agreement or the relationship. Furthermore, neither party may disclose to any third party the results of operations and transactions contemplated by this Agreement.

     12.4 INSURANCE. E-Loan shall maintain throughout the term of this Agreement, in the amounts set forth, the following insurance policies:


         (A) Crime Insurance, including employee fidelity insurance and computer crime insurance, insuring against dishonest, fraudulent or criminal acts, including those acts, in a form and with limits sufficient to respond to E-Loan's indemnification to Schwab under Section 7.1(f) of this Agreement, but in any event with limits of at least $10 million per occurrence;

         (B) Professional Liability Insurance, indemnifying E-Loan for its expenses and legal obligations arising out of claims of negligence in its acts, representations, practices or omissions relating to its services, in a form and with limits sufficient to respond to E-Loan's indemnification to Schwab under
Section 7.1(a), (e), (g) and (i) of this Agreement, but in any event with limits of at least $10 million per occurrence and in the aggregate;

         (C) Commercial General Liability (including Advertising Injury coverage), Automobile Liability, and Umbrella Liability Insurance; in a form and with limits sufficient to respond to E-Loan's indemnification to Schwab under
Section 7.1(b) and (g) of this Agreement, but in any event with combined limits of at least $10 million per occurrence and in the aggregate;

         (D) Intellectual Property Liability Insurance, including coverage for copyright, trademark, and patent liability coverage, in a form and with limits sufficient to respond to E-Loan's indemnification to Schwab under Section 7.1(d) and (j) of this Agreement, but in any event with limits of at least $10 million per occurrence and in the aggregate;

         (E) All other insurance which Schwab or E-Loan deems appropriate in order to respond to the indemnifications by E-Loan to Schwab.

All such insurance policies shall be placed with insurer's having a then-current Best's Rating of at least "A-" and Financial Size Category of at least "X". Policies required under Section 12.4(c) shall name Schwab as an additional insured. E-Loan will provide evidence of policies, including all required renewals thereof, in the form of a Certificate of Insurance to Schwab at least 10 days after to the commencement of this Agreement or to any insurance renewal. Schwab will receive, upon its request, copies of any insurance policy required herein. At Schwab's request, any policy contained herein shall be endorsed to include provision giving Schwab thirty-days written notice from the insurer prior to any cancellation, non-renewal, or material change to the policy.

E-Loan represents and warrants that it will maintain insurance policies as set forth in Sections 12.4 (a) through (e) which will cover any claims or losses discovered or made within six (6) years following termination of this Agreement.


     12.5 NOTICES. Until changed in accordance with the provisions of this
Section 12.5, all notices, notifications, demands and/or requests shall be provided to the parties at the addresses and at facsimile numbers listed in Exhibit F hereto. Any notice, notification, demand or request provided or permitted to be given under this Agreement must be in writing and will have been deemed to have been properly given, unless explicitly stated otherwise, if sent by (a) Federal Express or other comparable overnight courier, (b) approved or certified mail, postage prepaid, return receipt requested, (c) telecopy with confirmation during normal business hours to the place of business of the recipient, or (d) personal delivery with a signed receipt. All notices, notifications, demands or requests so given will be deemed given and received
(i) if mailed, seven (7) days after being deposited in the mail, (ii) if sent via overnight courier, the next business day after being deposited, (iii) if telecopied, the next business day after being telecopied, and (iv) if personally delivered, when delivered.

     12.6 APPLICATION OF LAW; VENUE. THIS AGREEMENT AND THE APPLICATION OR INTERPRETATION HEREOF, WILL BE GOVERNED EXCLUSIVELY BY THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS. VENUE FOR ANY ACTION RELATING TO THIS AGREEMENT WILL BE MAINTAINED IN SAN FRANCISCO COUNTY, CALIFORNIA.

     12.7 HEADINGS, ARTICLES AND SECTIONS. The headings in this Agreement are inserted for convenience only and do not describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof. Unless the context requires otherwise, all references in this Agreement to Articles and/or Sections will be deemed to mean and refer to Articles and/or Sections of this Agreement.

     12.8 INDEPENDENT PARTIES. Nothing contained herein will be deemed to create or construed as creating a joint venture or partnership between E-Loan and Schwab. Neither E-Loan nor Schwab is hereto, by virtue of this Agreement or otherwise, authorized as an agent or legal representative of the other. Neither E-Loan nor Schwab has granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other or to bind it in any manner. Further, it is not the intention of this Agreement or of the parties hereto to confer a third party beneficiary right of action upon any third party or entity whatsoever, and nothing hereinbefore or hereinafter set forth will be construed so as to confer upon any third party or entity other than the parties hereto a right of action under this Agreement or in any manner whatsoever.

     12.9 AMENDMENTS. Notwithstanding anything else contained in this Agreement, this Agreement may be amended, supplemented or restated only with the written consent of both parties.

     12.10 NUMBER AND GENDER. Where the context so indicates, the masculine includes the feminine and the neuter, the neuter includes the masculine and feminine and the singular includes the plural.

     12.11 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which is considered an original and will be binding upon the party who executed the same, but all of such counterparts will constitute the same agreement.

     12.12 ATTORNEYS FEES. In the event of any arbitration, proceeding or other action between the parties arising out of this Agreement, the prevailing party shall be entitled to recover actual attorneys' fees, costs and other fees and expenses incurred in connection therewith.

     12.13 ARBITRATION. Any controversy with respect to this Agreement, whether arising before or after the Effective Date of this Agreement, between or among any party will be resolved by arbitration. Any arbitration under this Agreement will be conducted in San Francisco, California before a mutually agreeable single arbitrator chosen by the parties. In the event that the parties cannot agree on the choice of a single arbitrator, then each party shall submit the names of two neutral persons, either active members of the State Bar of California or retired California or federal district court jurists who are willing and able to serve as arbitrator, to the presiding judge of the Superior Court in and for the City and County of San Francisco who shall choose an arbitrator from among the nominees. The arbitration will not be administered by the American Arbitration Association but the arbitrator shall follow the Commercial Arbitration Rules of the American Arbitration Association, then applying. The award of the arbitrator will be final and binding on the parties, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction. This agreement to arbitrate does not entitle any party to arbitrate claims that would be barred by the applicable statute of limitations if such claims were brought in a court of competent jurisdiction. If at the time a demand for arbitration is made, the claims sought to be arbitrated would have been barred by the relevant statute of limitations or other time bar, any party may assert the relevant statute of limitations as a bar to the arbitration by applying to any court of competent jurisdiction. The failure to assert such bar by application to a court, however, will not preclude its assertion before the arbitrator. In the event that a Customer initiates an action against Schwab in another forum relating to an Indemnified Claim, then E-Loan agrees to participate as a party in such forum and to be bound by the results thereof.

     12.14 COOPERATION. Each party agrees, to the extent called upon by the other to do so, to cooperate with the other party with regard to matters relating to regulatory and compliance matters and threatened or pending litigation or arbitration against the party with regard to activities conducted under this Agreement.

     12.15 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, the legality, validity and enforceability of the remaining provisions of this Agreement will not be affected thereby, and in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be legal, valid and enforceable.

     12.16 ENTIRE AGREEMENT. This Agreement and its exhibits (a) constitute the entire agreement between the parties relating to the subject matter hereof, and
(b) supersede all previous contracts and agreements between the parties hereto, both oral and written.

     12.17 AUTHORSHIP. This Agreement will not be construed in favor of or against either party by reason of the authorship of any provisions hereof.

     12.18 FORCE MAJEURE. If either party cannot perform any of its obligations because of any act of God, accident, strike, court order, fire, riot, war, or any other cause not within the party's control (a "FORCE MAJEURE EVENT"), then the non-performing party will: (a) immediately notify the other party; (b) take reasonable steps to resume performance as soon as possible; and (c) not be considered in breach during the duration of the Force Majeure Event. In the event a Force Majeure Event continues for a period of seven (7) days, notwithstanding Section 11.1 hereof, Schwab may terminate this Agreement by providing written notice to E-Loan to that effect. In the event that by reason of a Force Majeure Event, a Schwab Website becomes inoperative for more than 7 days, there shall be a prorated rebate of the monthly Marketing Fee provided in section 8.1 for the period beyond said 7 days until the restoration of the Schwab Website. In no event will a Force Majeure Event include breach of any year 2000 obligation or warranty in this Agreement, or failures of hardware or software of E-Loan.

     12.19 ASSIGNMENT. Neither party may assign its rights or delegate its obligations hereunder without the express written consent of the other party, which consent may not be unreasonably withheld, provided, however, that Schwab may assign this Agreement and all of its rights and obligations hereunder to any Schwab Affiliate upon thirty (30) days prior notice to E-Loan so long as the assignee agrees to abide by the terms and conditions of this Agreement. For purposes of this Agreement, "SCHWAB AFFILIATE" means legal entities which Charles Schwab & Co., Inc. controls, is controlled by, or is under common control with, where "control" means the direct or indirect ownership of at least fifty percent (50%) of the outstanding equity of such entity. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors or assigns.

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

         IN WITNESS WHEREOF, this Agreement has been executed by the parties on the date first stated.

CHARLES SCHWAB & CO., INC.              E-LOAN, INC.
("Schwab")                              ("E-Loan")


By: /s/SUSANNE D. LYONS                 By: /s/CHRISTIAN LARSEN
   ______________________________          ______________________________


Print Name:  Susanne D. Lyons           Print Name: Christian Larsen
            _____________________                  ______________________

Title: Chief Marketing Officer          Title: Chief Executive Officer
      ___________________________             ___________________________


Address: 101 Montgomery Street          Address: 5875 Arnold Road
        _________________________               _________________________

         San Francisco, CA  94104                Dublin, CA  94568
        _________________________               _________________________

                                    EXHIBIT A

                     REAL ESTATE LENDING SERVICES BY E-LOAN


o    Domestic Real Estate Purchase Financing

o    Domestic Real Estate Refinancing

o Automatic Rate Search for best rate from over 70 Lenders and over 50,000 loan products
          -    Includes Closing Cost Estimates and Product Information

o    Convenient electronic application via secure server

o    Cash out Real Estate Equity
               Domestic Home Equity Loans
               Domestic Home Equity Lines of Credit

o    E-Track(sm) - 24 hour information on Mortgage status

o On-Line "Chat" Feature - Instant online answers; Speak with an E-Loan representative online

o    SPECIAL TOOLS TO MANAGE REAL ESTATE DEBT
          -    Rate Watch - Will e-mail consumer when target rate is available
          - Loan Recommendations - Will make recommendations tailored to consumer's specific needs
          -    Buy vs. Rent Calculator
          -    Payment Calculator
          -    Amortization Calculator
          -    Access to online Credit Report
          -    Market Outlook piece, updated daily

o    EDUCATIONAL AIDES
          -    Glossary of Real Estate Terms
          -    Home Finance 101 - Overview of Home Financing
          -    FAQ

o    SPECIAL PRODUCTS
          -    Preapproval Loans
          -    Zero down loans
          -    No Closing Cost Loans
          -    Less than perfect credit options
          -    Avoid PMI with 80/10/10 combination loans
          -    Relocation loans, excluding Schwab employees

                                    EXHIBIT B

                              PERFORMANCE STANDARDS

                       WEB SITE PERFORMANCE AND STANDARDS


     1. E-Loan shall provide technical and service level documentation as requested by Schwab to maintain and service the Schwab Links and to respond to inquiries from Customers regarding the Schwab Mortgage Website. Such documentation may include, but is not limited to, online service level commitments, standards, or goals; web availability; and E-Loan customer service practices relating to outages and scheduled maintenance.

     2. E-Loan and Schwab shall agree to have business and technical contacts for access to the Schwab Mortgage Website. These contacts should be available (via phone or pager) within 30 minutes during Peak Hours (as defined below). Prior to the launch date for the web-based Schwab Links, the parties shall develop and agree to an appropriate escalation path for problem identification and resolution.

     3. Subject to paragraph 5 of this Exhibit, the Schwab Mortgage Website shall be available 24 hours a day, 7 days a week, 365 days a year, excluding scheduled maintenance. E-Loan, however, shall not be responsible for connection and availability problems of particular Customers due to Internet connection, Internet Service Provider, computer and network, or telecommunications problems outside of E-Loan's control.

     4. Scheduled maintenance must occur during Off-Peak Hours and be communicated to Schwab within seven (7) days, and at least five (5) business days, prior written notice. Schwab must consent in advance to the scheduled maintenance times outside of Off-Peak Hours, but may not unreasonably withhold, delay, or condition such consent. For the purpose of this Exhibit, "Off-Peak Hours" shall mean between the hours of 11:00 p.m. and 3:00 a.m. PST. "Peak Hours" shall mean any time other than Off-Peak Hours.

     5. Overall availability of the Schwab Mortgage Website shall be 99%, not including scheduled maintenance, as calculated over any calendar month. The term "available" means being in a state where a Customer initiates a request and receives an error-free response. Schwab Mortgage Website availability numbers shall be provided to Schwab on a monthly basis.

     6. The Schwab Mortgage Website's transaction response time, as determined over any calendar month, should be no more than 8 seconds or as good as the transaction time for a competitive or similar product or offer. Within 30 days after the signing of this

Agreement, the parties shall agree on an appropriate definition of transaction time that shall be used for performance monitoring.

     7. E-Loan shall agree to maintain system capacity and infrastructure that provides Customers accessing the Schwab Mortgage Website through the web-based Schwab Links the same performance levels as E-Loan's other customers.

     8. E-Loan shall agree to promptly contact Schwab's technical and business groups during an unplanned Outage. For the purpose of this Exhibit, an "Outage" is unanticipated center downtime due to application or network failure. E-Loan shall provide contact information (names/phone numbers/pagers) and in the event of an Outage shall be available to Schwab via phone or pager within 15 minutes during Peak Hours.

     9. During an outage, E-Loan shall use its best efforts to remedy the problem as quickly as possible. In the event of a sustained Outage of 30 minutes or longer and when practicable, E-Loan shall implement a mechanism for informing Customers of an Outage situation and providing a consistent "click-flow" for Customers. Within 30 days of the signing of this Agreement, E-Loan shall submit such mechanism or page for Schwab's review and approval.

     10. All information transmitted between the Customer and the Schwab Mortgage Website shall use SSL (secure socket layer) technology or other recognized standard providing comparable levels of security. Subject to the confidentiality provisions of this Agreement with reasonable advance notice and upon written request, Schwab shall have the right to perform a security assessment.

     11. Schwab may, from time to time, reasonably request enhancements or changes to the Schwab Mortgage Website for E-Loan to implement. Such requests shall be given a "high priority" and be completed in a mutually agreed upon time frame, generally within 10 business days. Expenses for requested changes shall be allocated between the parties as mutually agreed upon at the time of the request.

     12. E-Loan shall notify and consult with Schwab prior to making any changes to the infrastructure, format, look and feel, organization, or functionality of the Custom Pages that would be material to the Customer experience. Such changes include, but not are not limited to, alterations relating to the online account application process, online offering memoranda, order entry, and the price and order allocation process.

     13. The Schwab Mortgage Website is subject to Schwab approval. The "look and feel" of the Schwab Mortgage Website shall be consistent with the Schwab Website, yet shall clearly signal that the Customer has entered the Schwab Mortgage Website and is no longer at the Schwab Website.

                                    EXHIBIT C

                             REPORTING REQUIREMENTS


E-Loan shall provide a written report with respect to Customers to Schwab on the following on a weekly basis:

     A.   CONTACTS/APPLICATIONS/LOANS PROCESSING

          1.    Number of unique click-throughs
          2.    Number of applications received through the web
          3.    Number of applications received by telephone
          4.    Number of closed loans and average number of days to close
          5.    Number of loans in the pipeline
          6.    Percentage of loans approved/declined by reason

     B.   LOAN CHARACTERISTICS

          1.    Loan size per application
          2.    Loan size per closed loan
          3. Loan product mix (for applications and closed loans) by (a) loan product; (b) refinance vs. purchase; and (c) lender selected

     C.   CUSTOMER SATISFACTION

          1.    Average service response time
          2.    Customer satisfaction with representatives
          3.    Customer satisfaction surveys

     D.   CUSTOMER RESPONSE METRICS

          1.    Telephone response time
                a.   Average hold time
                b.   Abandoned calls
                c.   Average talk time
                d.   Total calls taken
          2.    E-Mail response time
                a.   Average response time
                b.   Percentage of pre-drafted responses
                c.   Percentage of specific responses
          3.    Time for credit approval

     E.   BASIC NAVIGATION/USABILITY ANALYSIS

                                    EXHIBIT D

                                WARRANT AGREEMENT

                                    EXHIBIT E

                                 E-LOAN LICENSES


Jurisdiction                   State of Alabama
License type & number          Exempt from mfg. lic. - HUD approved
Since                          09/19/1999

Jurisdiction                   State of Alabama
License type & number          Non-supervised state for consumer finance lenders
Since

Jurisdiction                   State of Alaska
License type & number          Alaska Business License 248980
Since                          11/05/1997

Jurisdiction                   State of Arkansas
License type & number          Exempt from Mortgage Licensing - Agency Approved
Since                          03/18/1999

Jurisdiction                   State of Arkansas
License type & number          Non-supervised state for consumer finance lenders
Since

Jurisdiction                   State of California DRE
License type & number          Real Estate Broker License 01259531
Since                          05/13/1999

Jurisdiction                   State of California
License type & number          Finance Lender License, File No: 605 2191 (CA); &
                               File No: 603 7246 (FL)
Since                          02/03/2000

Jurisdiction                   State of Colorado
License type & number          Non-supervised state for 1st mortgages
Since                          11/03/1997

Jurisdiction                   State of Colorado
License type & number          Uniform Consumer Credit Code Supervised Lender's
                               License No. 967246
Since                          01/26/2000

Jurisdiction                   State of Connecticut
License type & number          First Mortgage Lender/Broker 0007115
Since                          10/01/1998

Jurisdiction                   State of Connecticut
License type & number          Second Mortgage Lender/Broker 0006783
Since                          10/01/1998

Jurisdiction                   State of Connecticut
License type & number          Non-supervised state for consumer finance lenders
Since

Jurisdiction                   State of Delaware
License type & number          Chapter 21 Mortgage Broker License 113215
Since                          07/28/1998

Jurisdiction                   District of Columbia
License type & number          Mortgage Lender/Broker License 697
Since                          01/01/1998

Jurisdiction                   District of Columbia
License type & number          Non-supervised jurisdiction for consumer finance
                               lenders
Since

Jurisdiction                   State of Florida
License type & number          Correspondent Mortgage Lender Lic. 9901087
Since                          05/14/1999

Jurisdiction                   State of Florida
License type & number          Consumer Finance License 160016
Since                          03/08/2000

Jurisdiction                   State of Georgia
License type & number          Mortgage Lender License 13189
Since                          02/16/1998

Jurisdiction                   State of Georgia
License type & number          Non-supervised state for consumer finance lenders
Since

Jurisdiction                   State of Hawaii
License type & number          Exempt from Mortgage Licensing - HUD approved
Since                          09/14/1999

Jurisdiction                   State of Idaho
License type & number          Mortgage Lender License 1521
Since                          03/06/1998

Jurisdiction                   State of Idaho
License type & number          Mortgage Lender License # 995
Since                          01/10/2000

Jurisdiction                   State of Illinois
License type & number          Residential Mortgage License #5538
Since                          05/12/1999

Jurisdiction                   State of Indiana
License type & number          Loan Broker Registration 96-0082 LB
Since                          02/17/1998

Jurisdiction                   State of Iowa
License type & number          Mortgage Broker & Banker License 619
Since                          03/30/1998

Jurisdiction                   State of Iowa
License type & number          Consumer Credit Code Notification
Since                          01/10/2000

Jurisdiction                   State of Kansas
License type & number          Mortgage Certificate of Registration 97-471
Since                          12/18/1997

Jurisdiction                   Commonwealth of Kentucky
License                        type & number Exempt from mortgage
                               licensing because E-Loan is a HUD
                               approved mortgagee.
Since                          09/14/1999

Jurisdiction                   State of Louisiana
License type & number          Exempt from licensing - Fannie Mae approved
Since                          02/25/1998

Jurisdiction                   State of Louisiana
License type & number          Non-supervised state for consumer finance lenders
Since

Jurisdiction                   State of Maine
License type & number          Supervised Lender Lic. 1518; Branch Lic. SLB4652
Since                          09/25/1998

Jurisdiction                   State of Maryland
License type & number          Mortgage Lenders License 6103
Since                          03/23/2000

Jurisdiction                   State of Maryland
License type & number          Consumer Loan License 887 (CA)
Since                          03/17/2000

Jurisdiction                   Commonwealth of Massachusetts
License type & number          Small Loan Agency License Number SL0778. Certifi-
                               cate 0038434
Since                          02/17/2000

Jurisdiction                   State of Michigan
License type & number          Registered Mortgage Broker & Lender No. FR0783
Since                          10/12/1999

Jurisdiction                   State of Michigan
License type & number          Secondary Mortgage Broker/Lender Reg. No. SR-0569
Since                          11/08/1999

Jurisdiction                   State of Minnesota
License type & number          Residential Mortgage Originator No. MO 20184170
Since                          10/28/1997

Jurisdiction                   State of Mississippi
License type & number          Non-supervised state for mortgages
Since                          11/24/1997

Jurisdiction                   State of Mississippi
License type & number          Non-supervised state for consumer finance lenders
Since

Jurisdiction                   State of Missouri
License type & number          Exempt from mtg. lic. - Fannie Mae approved
Since                          02/25/1999

Jurisdiction                   State of Missouri
License type & number          Chapter 367 Small Loan Company License 367-99-574
                               (CA); 367-99-575 (FL)
Since                          03/08/2000

Jurisdiction                   State of Montana
License type & number          Non-supervised state for mortgages
Since                          10/20/1997

Jurisdiction                   State of Nebraska
License type & number          Mortgage banker License
Since                          03/02/1998

Jurisdiction                   State of Nevada
License type & number          Exempt letter allowing us to originate mtg.
                               Online
Since                          12/18/1997

Jurisdiction                   State of New Hampshire
License type & number          First Mortgage Banker & Broker License No. 6103-
                               MB
Since                          01/20/2000

Jurisdiction                   State of New Hampshire
License type & number          Second Mortgage Home Loan Lender License No. 7712
                               -MHL
Since                          01/20/2000

Jurisdiction                   State of New Mexico
License type & number          Mortgage Certificate of Exemption/Section 58-21-
                               6(H)
Since                          01/27/1998

Jurisdiction                   State of New Mexico
License type & number          Non-supervised state for consumer finance lenders
Since

Jurisdiction                   State of New York
License type & number          File No. A004496
Since                          03/06/1998

Jurisdiction                   State of North Carolina
License type & number          Mortgage Banker No. A 1467
Since                          09/23/1998

Jurisdiction                   State of North Dakota
License type & number          Money Broker A-0499
Since                          03/10/1998

Jurisdiction                   State of Ohio
License type & number          Exempt from 1st mtg. Lic. - Fannie Mae approved
Since                          05/17/1999

Jurisdiction                   State of Oklahoma
License type & number          Exempt from Mortgage Licensing - Fannie Mae
                               approved
Since                          02/25/1999

Jurisdiction                   State of Oregon
License type & number          Order to Transact Business Mtg. Bnkr/Br MB/B-1409
Since                          02/12/1998

Jurisdiction                   Commonwealth of Pennsylvania
License type & number          First Mortgage Banker License No. 1549
Since                          07/20/1999

Jurisdiction                   Commonwealth of Pennsylvania
License type & number          Secondary Mortgage Lender License No. 1857
Since                          07/20/1999

Jurisdiction                   Commonwealth of Pennsylvania
License type & number          Consumer Discount Company Licenses 3373 (PA),
                               3374 (CA), 3375 (FL)
Since                          02/17/2000

Jurisdiction                   State of Rhode Island and Providence Plantations
License type & number          Licensed Lender 99001044 LL; Licensed Mtg. Loan
                               Broker 200010086 LB
Since                          12/03/1999

Jurisdiction                   State of South Carolina
License type & number          Until Licensed, may lend if don't exceed 12% rate
                               limit
Since

Jurisdiction                   State of South Dakota
License type & number          Mortgage Lender License #4118 ML
Since                          11/19/1997

Jurisdiction                   State of South Dakota
License type & number          Non-supervised state for consumer finance lenders
Since

Jurisdiction                   State of Tennessee
License type & number          Residential Lending & Brokerage 0000000375
Since                          01/01/1998

Jurisdiction                   State of Texas
License type & number          Non-supervised state for 1st mortgages
Since                          12/06/1997

Jurisdiction                   State of Utah
License type & number          Residential First Mortgage Notification
Since                          01/16/1998

Jurisdiction                   State of Utah
License type & number          Consumer Credit Notification
Since                          01/20/2000

Jurisdiction                   State of Vermont
License type & number          Lender 4576 (CA), 4577 (FL), Mtg Brkr 0181 MB(CA)
Since                          10/06/1998

Jurisdiction                   Commonwealth of Virginia
License type & number          Mortgage Lender and Broker License No. MLB-642
Since                          12/13/1999

Jurisdiction                   State of Virginia
License type & number          Non-supervised state for consumer finance lenders
Since

Jurisdiction                   State of Washington
License type & number          Mortgage Broker License 510-MB-1007-00
Since                          03/02/1998

Jurisdiction                   State of West Virginia
License type & number          Non-supervised state for mortgages
Since                          10/14/1997

Jurisdiction                   State of West Virginia
License type & number          Non-supervised state for consumer finance lenders
Since

Jurisdiction                   State of Wisconsin
License type & number          Mortgage Banker Certificate of Registration 1170
Since                          09/21/1998

Jurisdiction                   State of Wyoming
License type & number          Non-supervised state for mortgages
Since                          10/15/1997

                                    EXHIBIT F

                                     NOTICES

Notices to E-Loan, Inc.:

E-Loan, Inc.
5875 Arnold Drive, Suite 100
Dublin, California  94568
Attn:  Douglas Galen, Vice President
Telephone:     (925) 560-2620
Facsimile:     (925) 556-2914


With a copy to:

Edward A. Giedgowd, Esq.
E-Loan, Inc.
5875 Arnold Drive, Suite 100
Dublin, California  94568
Telephone:     (925) 560-2631
Facsimile:     (925) 803-3503


Notices to Charles Schwab & Co., Inc.:

Charles Schwab & Co., Inc.
The Schwab Building
101 Montgomery Street
San Francisco, CA  94104
Attn:  Christopher D. Dodds
Executive Vice-President & Chief Financial Officer
Telephone:     (415) 627-7000
Facsimile:     (415) 636-5877


                                      F-1